Exhibit 5(a)
                         INVESTMENT MANAGEMENT AGREEMENT

                               MINERVA FUND, INC.
                                 237 Park Avenue
                            New York, New York 10017


                                                                 January 3, 1996

LTCB-MAS Investment Management, Inc.
One Tower Bridge, Suite 1000
West Conshohocken, PA  19428

Ladies and Gentlemen:

               This will confirm the agreement between the undersigned (the "Fund") and you ("LTCB-MAS") as follows:

               1. The Fund is an open-end investment company that consists of the separate investment portfolios listed on Schedule A hereto, as amended from time to time (the "Portfolios"). The Fund proposes to engage in the business of investing and reinvesting the assets of each Portfolio in accordance with the investment objective and limitations of each Portfolio specified in the Fund's Articles of Incorporation (the "Articles"), and the currently effective prospectus, including the documents incorporated by reference therein (the "Prospectus"), relating to the Fund and each Portfolio, included in the Fund's Registration Statement, as amended from time to time (the "Registration Statement"), filed under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended. Copies of the documents referred to in the preceding sentence have been furnished to LTCB-MAS. Any amendments to these documents shall be furnished to LTCB-MAS promptly.

               2. Each Portfolio hereby employs LTCB-MAS to (a) be responsible for the investment and reinvestment of the assets of such Portfolio as specified in paragraph 1. Consistent with the requirements of the 1940 Act, LTCB-MAS may engage one or more sub-investment advisers or other investment services providers (each, an "Investment Services Provider"), on terms satisfactory to the Fund's Board of Directors, to assist it in carrying out its responsibilities under this Agreement. If LTCB-MAS so engages an Investment Services Provider with respect to the management of one or more Portfolios, LTCB-MAS will continue to

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perform the following services, unless the Fund's Board of Directors otherwise instructs: (a) supervise the investment program of each such Portfolio in accordance with the stated investment objective and policies of such Portfolio,
(b) advise and consult with such Investment Services Provider regarding each such Portfolio's overall investment strategy, and (c) consult with such Investment Services Provider on at least a weekly basis regarding specific decisions concerning the purchase, sale or retention of particular securities on behalf of each such Portfolio.

               3. LTCB-MAS shall provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services to be performed hereunder on the terms and for the compensation provided herein. The Fund shall be responsible for all of the expenses and liabilities of each Portfolio, including organizational expenses; taxes; interest; fees (including fees paid to its directors, but excluding any fees paid to an Investment Services Provider); fees payable to the Securities and Exchange Commission; state securities qualification fees; costs of preparing and printing prospectuses; advisory and administration fees; charges of the custodian and transfer agent; charges of any shareholder servicing agents; certain insurance premiums; auditing and legal expenses; costs of shareholders' reports and shareholder meetings; any extraordinary expenses; brokerage fees, commissions, and transfer taxes, if any, in connection with the purchase or sale of portfolio securities; and payments, if any, to the distributor of each Portfolio for activities intended to result in the sale of shares of the Portfolio.

               4. Each Portfolio shall be managed by LTCB-MAS in accordance with the investment objective and limitations of such Portfolio set forth in the Articles, the Prospectus, the 1940 Act, the provisions of the Internal Revenue Code relating to regulated investment companies, other applicable laws and regulations, and policy decisions adopted by the Fund's Board of Directors from time to time and communicated to LTCB-MAS in writing. LTCB-MAS shall advise the Fund's officers and Board of Directors, at such times as the Fund's Board of Directors may specify, of investments made for the account of each Portfolio and shall, when requested by the Fund's officers or Board of Directors, supply the reasons for making such investments.

               5. In consideration of LTCB-MAS's undertaking to render the services described in this agreement, the Fund agrees that LTCB-MAS shall not be liable under this agreement for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this agreement, provided that nothing in this agreement shall be deemed to protect or purport to protect LTCB-MAS against any liability to the Fund or its stockholders to which LTCB-MAS would otherwise be subject by reason of willful misfeasance, bad faith or gross

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                                                                               3

negligence in the performance of its duties under this agreement or by reason of its reckless disregard of its obligations and duties hereunder.

               6. In consideration of the services to be rendered by LTCB-MAS under this agreement, each Portfolio shall pay LTCB-MAS an investment management fee calculated and accrued daily and paid monthly, as set forth on Schedule B hereto, as amended form time to time. For purposes of calculating such fee, the value per share of the Portfolio's net assets shall be computed in the manner specified in the Prospectus and the Articles.

               7. LTCB-MAS is authorized to select the brokers or dealers that will execute the purchases and sales of securities for each of the Fund's Portfolios and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Directors of the Fund, LTCB-MAS may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if LTCB-MAS determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of LTCB-MAS with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act of breach of any duty created by this Agreement or otherwise. LTCB-MAS will promptly communicate to the officers and Directors of the Fund such information relating to portfolio transactions as they may reasonably request.

               8. If the aggregate expenses incurred by, or allocated to, a Portfolio in any fiscal year shall exceed the expense limitations applicable to the Portfolio imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, LTCB-MAS shall reimburse the Portfolio for such excess. LTCB-MAS's reimbursement obligation will be limited to the amount of fees it received under this agreement during the period in which such expense limitations were exceeded, unless otherwise required by applicable laws or regulations. With respect to portions of a fiscal year in which this contract shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. Any payments required to be made by this paragraph 8 shall be made once a year promptly after the end of the Fund's fiscal year.

               9. This agreement shall continue in effect for an initial period of two years from the date hereof and thereafter with respect to each Portfolio for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of that Portfolio's

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outstanding voting securities (as defined in the 1940 Act) or by the Fund's
Board of Directors and (b) by the vote, cast in person at a meeting called for such purpose, of a majority of the Fund's directors who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party. This agreement may be terminated by any Portfolio without penalty, at any time, (1) either by a vote of the Board of Directors or by vote of the outstanding voting securities of that Portfolio on sixty (60) days' written notice, or (2) by LTCB-MAS upon ninety (90) days notice to the Fund. This agreement may remain in effect with respect to a Portfolio even if it has been terminated in accordance with this paragraph with respect to other Portfolios of the Fund. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

               10. Except to the extent necessary to perform LTCB-MAS, obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of LTCB-MAS, or any affiliate of LTCB-MAS, or any employee of LTCB-MAS, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

               11. This agreement shall be governed by the laws of the State of New York.


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               If the foregoing correctly sets forth the agreement between the
Fund and LTCB-MAS, please so indicate by signing and returning to the Fund the enclosed copy hereof.

                                            Very truly yours,

                                            MINERVA FUND, INC.


                                            By: /s/ John J. Pileggi
                                                -------------------------------
                                                Title:  President

ACCEPTED:

LTCB-MAS INVESTMENT MANAGEMENT, INC.

By:  /s/ Herbert Evert
    ---------------------------------
     Title:  President


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                                                                               6

                                   SCHEDULE A
                              --------------------

Equity Portfolio


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                                                                               7
                                   SCHEDULE B
                              --------------------

               In consideration of the services to be rendered by LTCB-MAS under this agreement, each Portfolio shall pay LTCB-MAS an investment management fee calculated and accrued daily and paid monthly, based on the following annual percentage rates, to the Portfolio's average daily net assets for the month:

                                                          Rate
                                                          ----
               Equity Portfolio                           .50%

For purposes of calculating such fee, the value per share of the Portfolio's net assets shall be computed in the manner specified in the Prospectus and the Articles.